Exhibit 10.32.1
SEPARATION AGREEMENT
     THIS SEPARATION AGREEMENT (this “Agreement”) is made and entered into this 26th day of October, 2009, by and between JENNIFER MOORE (“Executive”) and PRG-SCHULTZ INTERNATIONAL, INC., a Georgia corporation (“Company”). Executive and Company are sometimes hereinafter referred to together as the “Parties” and individually as a “Party.”
BACKGROUND:
     A. Executive was employed as the Senior Vice President — Human Resources of Company pursuant to an employment agreement, dated November 28, 2008 (“Employment Agreement”), between Executive and Company.
     B. Executive and Company now mutually desire to end Executive’s employment and terminate the Employment Agreement effective as of the date hereof.
     C. Company and Executive wish to avoid any disputes which could arise under the Employment Agreement and have therefore compromised any claims or rights they have or may have under the Employment Agreement by agreeing to the terms of this Agreement.
     NOW, THEREFORE, FOR AND IN CONSIDERATION of the premises, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. Termination of Employment. The Parties agree that (a) the Employment Agreement is hereby terminated as of the date hereof, (b) on or before September 25, 2009, Executive was notified in writing of termination of Executive’s employment, effective October 30, 2009, and (c) Executive’s employment relationship with Company shall terminate effective October 30, 2009 (“Termination Date”), and all benefits, privileges and authorities related to Executive’s employment with Company shall hereby cease, except as otherwise specifically set forth in this Agreement.
     2. No Admission. The Parties agree that their entry into this Agreement is not and shall not be construed to be an admission of liability or wrongdoing on the part of either Party.
     3. Future Cooperation. Executive agrees that, notwithstanding the termination of Executive’s employment on the Termination Date, Executive upon reasonable notice will make herself available to Company or its designated representatives for the purposes of: (a) providing information regarding the projects and files on which Executive worked for the purpose of transitioning such projects; and (b) providing information regarding any other matter, file, project and/or client with whom Executive was involved while employed by Company.

     4. Consideration.
          (a) In consideration for Executive’s agreement to mutually terminate the Employment Agreement, to fully release Company from any and all Claims as described below, and the other duties and obligations of Executive contained herein, Company will, subject to ordinary and lawful deductions and Sections 4(b) and (c) below:
          (i) Pay severance to Executive in the form of salary continuation for the twelve (12) months immediately following the Termination Date (“Severance Period”). Such payments shall be made in accordance with Company’s standard pay practices in an amount equal to Seven Thousand Three Hundred Seven and 69/100 dollars ($7,307.69) per bi-weekly pay period for twenty-six (26) pay periods following Executive’s Termination Date, except that no payments shall be made during the period that begins immediately after the Termination Date and ends on the earlier of (i) Executive’s death or (ii) six months after the Termination Date. The payments that would otherwise have been made in such period shall be accumulated and paid in a lump sum on the first bi-weekly pay period after the end of such period.
          (ii) Continue after the Termination Date any health care (medical, dental and vision) plan coverage, other than under a flexible spending account, provided to Executive and Executive’s spouse and dependents at the Termination Date for the Severance Period, on a monthly or more frequent basis, on the same basis and at the same cost to Executive as available to similarly-situated active employees during such Severance Period, provided that such continued coverage shall terminate in the event Executive becomes eligible for any such coverage under another employer’s plans.
          (iii) Pay an amount equal to Executive’s actual earned full-year bonus for the year that includes the Termination Date, pro rated based on the number of days Executive was employed for such year on and before the Termination Date, payable at the time Executive’s annual bonus for such year otherwise would have been paid had Executive continued employment. Payment of a pro rated portion of Executive’s target bonus hereunder is dependent upon the Company’s achievement of a certain level of 2009 consolidated Company adjusted EBITDA established by the Compensation Committee and Executive’s performance with respect to certain individual performance objectives for 2009 established by the Compensation Committee. Payment of a pro rated portion of Executive’s maximum bonus hereunder is dependent upon the Company’s achievement of a certain higher (than target) level of 2009 consolidated Company adjusted EBITDA established by the Compensation Committee and Executive’s performance with respect to certain individual performance objectives for 2009 established by the Compensation Committee.
          (iv) Vest in full, effective as of the date upon which the revocation period for the release described in Section 4(b) below expires without Executive having elected to revoke the release, Executive’s outstanding unvested options, restricted stock and other equity-based awards that would have vested based solely on the continued employment of Executive. Additionally, all of Executive’s outstanding stock options shall remain outstanding until the earlier of (i) one year after the Termination Date or (ii)

the original expiration date of the options (disregarding any earlier expiration date provided for in any other agreement, including without limitation any related grant agreement, based solely on the termination of the Executive’s employment).
          (v) Payment of one year of outplacement services from Executrak or an outplacement service provider of Executive’s choice, limited to $20,000 in total. This outplacement services benefit will be forfeited if Executive does not begin using such services within 60 days after the Termination Date.
          (b) Notwithstanding anything else contained herein to the contrary, no payments shall be made or benefits delivered under this Agreement (other than payments required to be made by Company pursuant to Section 5 below) unless: (i) Executive has signed and delivered to Company a Release in the form attached hereto as Exhibit A (the “Release”); and (ii) the applicable revocation period under the Release has expired without Executive having elected to revoke the Release. Executive agrees and acknowledges that Executive would not be entitled to the consideration described herein absent execution of the Release. Any payments to be made, or benefits to be delivered, under this Agreement (other than the payments required to be made by Company pursuant to Section 5 below and the vesting of outstanding unvested options, restricted stock and other equity-based awards as set forth in Section 4(a)(iv) above) within the thirty (30) days after the Termination Date shall be accumulated and paid in a lump sum on the first bi-weekly pay period occurring more than thirty (30) days after the Termination Date, provided Executive delivers the signed Release to Company and the revocation period thereunder expires without Executive having elected to revoke the Release.
          (c) As a further condition to receipt of the payments and benefits in Section 4(a) above, Executive also waives any and all rights to any other amounts payable to her upon the termination of her employment relationship with Company, other than those specifically set forth in this Agreement, including without limitation any severance, notice rights, payments, benefits and other amounts to which Executive may be entitled under the laws of any jurisdiction and/or the Employment Agreement, and Executive agrees not to pursue or claim any such payments, benefits or rights.
     5. Other Benefits.
          Nothing in this Agreement or the Release shall:
          (a) alter or reduce any vested, accrued benefits (if any) Executive may be entitled to receive under any 401(k) plan established by Company;
          (b) affect Executive’s right (if any) to elect and (subject to Section 4(a)(ii) above) pay for continuation of Executive’s health insurance coverage under Company’s health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (C.O.B.R.A.), as amended, and to receive any C.O.B.R.A. subsidy for such coverage that may be available pursuant to applicable law;
          (c) affect Executive’s right (if any) to receive (i) any base salary that has accrued through the Termination Date and is unpaid, (ii) any reimbursable expenses that Executive has incurred before the Termination Date but are unpaid and (iii) any unused paid time off days to which Executive will be entitled to payment, all of which shall be paid as soon as administratively practicable (and in any event within thirty (30) days) after the Termination Date;
          (d) alter or reduce the vested benefits to which Executive is entitled under Company’s management incentive plan (“MIP”), which shall be paid in accordance with the MIP and Executive’s applicable performance unit agreement; or
          (e) affect Executive’s right to continue to receive her base salary and benefits through the Termination Date, as in effect as of the date hereof, which base salary and benefits will continue through the Termination Date, except with respect to any changes in benefits that are applicable generally to the other executives of Company.
     6. Confidentiality of Agreement Terms. Except as otherwise expressly provided in this paragraph, Executive agrees that the terms, conditions and amount of consideration set forth in this Agreement (including the Exhibits hereto) are and shall be deemed to be confidential and hereafter shall not be disclosed by Executive to any other person or entity. The only disclosures excepted by this paragraph are (a) as may be required by law; (b) Executive may tell prospective employers the dates of Executive’s employment, positions held, evaluations received, Executive’s duties and responsibilities and salary history with Company; (c) Executive may disclose the terms and conditions of this Agreement to Executive’s attorneys and tax advisers; and (d) Executive may disclose the terms of this Agreement to Executive’s spouse, if any; provided, however, that any spouse, attorney or tax adviser learning about the terms of this Agreement must be informed about this confidentiality provision, and Executive will be responsible for any breaches of this confidentiality provision by her spouse, attorneys or tax advisers to the same extent as if Executive had directly breached this agreement. Executive acknowledges that Company may be required by law to disclose information about this Agreement and its terms.
     7. Restrictive Covenants.
          (a) Definitions. For purposes of this Agreement, the following terms shall have the following respective meanings:
          (i) “Business of Company” means services to: (A) identify clients’ erroneous or improper payments; (B) assist clients in the recovery of monies owed to them as a result of overpayments and overlooked discounts, rebates, allowances and credits; and (C) assist clients in the improvement and execution of their procurement and payment processes.
          (ii) “Confidential Information” means any information about Company and its employees, customers and/or suppliers which is not generally known outside of Company, which Executive learned in connection with Executive’s employment with Company, and which would be useful to competitors or the disclosure of which would be damaging to Company. Confidential Information includes, but is not limited to: (A) business and employment policies, marketing methods and the targets of those methods, finances, business plans, promotional materials and price lists; (B) the terms upon which Company obtains products from its suppliers and sells services and products to customers; (C) the nature, origin, composition and development of Company’s services and products; and (D) the manner in which Company provides products and services to its customers.
          (iii) “Material Contact” means contact in person, by telephone, or by paper or electronic correspondence in furtherance of the Business of Company.
          (iv) “Restricted Territory” means, and is limited to, the Atlanta-Sandy Springs-Marietta, Georgia Metropolitan Statistical Area. Executive acknowledges and agrees that this is a portion of the area in which Company does business at the time of the execution of this Agreement, and in which Executive had responsibility on behalf of Company.
          (v) “Trade Secrets” means Confidential Information of Company which meets the definition of a trade secret under applicable law.
          (b) Confidentiality. Executive agrees that Executive will not directly or indirectly, use, copy, disclose, distribute or otherwise make use of on her own behalf or on behalf of any other person or entity (i) any Confidential Information for a period of five (5) years after the Termination Date or (ii) any Trade Secret at any time such information constitutes a trade secret under applicable law.
          (c) Non-Competition. Executive agrees that for a period of two (2) years following the Termination Date, Executive will not, either for herself or on behalf of any other person or entity, compete with the Business of Company within the Restricted Territory by performing activities which are the same as or similar to those performed by Executive for Company.
          (d) Non-Solicitation of Customers. Executive agrees that for a period of two (2) years following the Termination Date, Executive shall not, directly or indirectly, solicit any actual or prospective customers of Company with whom Executive had Material Contact, for the purpose of selling any products or services which compete with the Business of Company.
          (e) Non-Recruitment of Employees or Contractors. Executive agrees that for a period of two (2) years following the Termination Date, Executive will not, directly or indirectly, solicit or attempt to solicit any employee or contractor of Company with whom Executive had Material Contact, to terminate or lessen such employment or contract.
          (f) Acknowledgments. Executive hereby acknowledges and agrees that the covenants contained in (b) through (e) of this Section 7 hereof are reasonable as to time, scope and territory given Company’s and Company’s parent’s and subsidiaries’ need to protect their business, customer relationships, personnel, Trade Secrets and Confidential Information. For purposes of the covenants contained in (b) through (e) of this Section 7, Company shall refer also to Company’s parent and subsidiaries as applicable. In the event any covenant or agreement in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. Executive acknowledges and represents that Executive has substantial experience and knowledge such that Executive can readily obtain subsequent employment which does not violate this Agreement.
          (g) Specific Performance. Executive acknowledges and agrees that any breach of the provisions of this Section 7 by her will cause irreparable damage to Company or Company’s parent or subsidiaries, the exact amount of which will be difficult to determine, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that, in addition to any other remedy that may be available at law, in equity, or hereunder, Company shall be entitled to specific performance and injunctive relief, without posting bond or other security, to enforce or prevent any violation of any of the provisions of this Section 7 by Executive.
     8. Return of all Property and Information of Company. Executive agrees to return all of Company’s property within seven (7) days following the execution of this Agreement. Such property includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all information provided by Company to Executive or which Executive has developed or collected in the scope of Executive’s employment related to Company and its parent, subsidiaries or affiliates as well as all Company-issued equipment, supplies, accessories, vehicles, keys, instruments, tools, devices, computers (except as described above), cell phones, pagers, materials, documents, plans, records, notebooks, drawings, or papers. Upon request by Company, Executive shall certify in writing that Executive has complied with this provision, and has deleted all Company information from any computers or other electronic storage devices owned by Executive. Executive may only retain information relating to Executive’s benefit plans and compensation to the extent needed to prepare Executive’s tax returns.
     9. No Harassing or Disparaging Conduct. Executive further agrees and promises that Executive will not engage in, or induce other persons or entities to engage in, any harassing or disparaging conduct or negative or derogatory statements directed at Company or its parent, subsidiaries or affiliates, the activities of Company or its parent, subsidiaries or affiliates, or the Releasees at any time in the future. Notwithstanding the foregoing, this Section 9 may not be used to penalize Executive for providing truthful testimony under oath in a judicial or administrative proceeding or complying with an order of a Court or government agency of competent jurisdiction.
     10. References. Following the termination date, Company agrees to give any potential employers who inquire about Executive’s work history at Company a neutral reference consisting of Employee’s dates of employment, title and compensation, so long as Executive directs all such requests to the Company’s Senior Vice President-Human Resources or to its Director — Compensation and Benefits.

     11. Construction of Agreement and Venue for Disputes. This Agreement shall be deemed to have been jointly drafted by the Parties and shall not be construed against either Party. This Agreement shall be governed by the law of the State of Georgia, and the Parties agree that any actions arising out of or relating to this Agreement or Executive’s employment with Company must be brought exclusively in either the United States District Court for the Northern District of Georgia, or the State or Superior Courts of Cobb County, Georgia. Notwithstanding the pendency of any proceeding, either Party shall be entitled to injunctive relief in a state or federal court located in Cobb County, Georgia upon a showing of irreparable injury. The Parties consent to personal jurisdiction and venue solely within these forms and solely in Cobb County, Georgia and waive all otherwise possible objections thereto. The prevailing Party shall be entitled to recover its costs and attorneys fees from the non-prevailing Party in any such proceeding no later than 90 days following the settlement or final resolution of any such proceeding. The existence of any claim or cause of action by Executive against Company or Company’s parent or subsidiaries, including any dispute relating to the termination of Executive’s employment or under this Agreement, shall not constitute a defense to enforcement of said covenants by injunction.
     12. Severability. If any provision of this Agreement shall be held void, voidable, invalid or inoperative, no other provision of this Agreement shall be affected as a result thereof, and accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein.
     13. No Reliance Upon Other Statements. This Agreement is entered into without reliance upon any statement or representation of any Party hereto or any Party hereby released other than the statements and representations contained in writing in this Agreement (including all Exhibits hereto).
     14. Entire Agreement. This Agreement, including all Exhibits hereto (which are incorporated herein by this reference), contains the entire agreement and understanding concerning the subject matter hereof between the Parties hereto. No waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, shall be binding upon either Party hereto unless confirmed in writing. This Agreement may not be modified or amended, except by a writing executed by both Parties hereto. No waiver by either Party hereto of any term or provision of this Agreement or of any default hereunder shall affect such Party’s rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar.
     15. Further Assurance. Upon the reasonable request of the other Party, each Party hereto agrees to take any and all actions, including, without limitation, the execution of certificates, documents or instruments, necessary or appropriate to give effect to the terms and conditions set forth in this Agreement.
     16. No Assignment. Neither Party may assign this Agreement, in whole or in part, without the prior written consent of the other Party, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect.

     17. Binding Effect. This Agreement shall be finding on and inure to the benefit of the Parties and their respective heirs, representatives, successors and permitted assigns.
     18. Indemnification. Company understands and agrees that any indemnification obligations under its governing documents or the indemnification agreement between Company and Executive with respect to Executive’s service as an officer of Company remain in effect and survives the termination of Executive’s employment under this Agreement as set forth in such governing documents or indemnification agreement.
     19. Nonqualified Deferred Compensation.
          (a) It is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be deferred compensation subject to Section 409A of the Code shall be paid and provided in a manner, and at such time and form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance.
          (b) Neither Company nor Executive shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any manner which would not be in compliance with Section 409A of the Code (including any transition or grandfather rules thereunder).
          (c) Because Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, any payments to be made or benefits to be delivered in connection with Executive’s “Separation from Service” (as determined for purposes of Section 409A of the Code) that constitute deferred compensation subject to Section 409A of the Code shall not be made until the earlier of (i) Executive’s death or (ii) six months after Executive’s Separation from Service (the “409A Deferral Period”) as required by Section 409A of the Code. Payments otherwise due to be made in installments or periodically during the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payment shall be made as otherwise scheduled. Any such benefits subject to the rule may be provided under the 409A Deferral Period at Executive’s expense, with Executive having a right to reimbursement from Company once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled.
          (d) For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.
          (e) Notwithstanding any other provision of this Agreement, neither Company nor its parent, subsidiaries or affiliates shall be liable to Executive if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Section 409A of the Code otherwise fails to comply with, or be exempt from, the requirements of Section 409A of the Code.

     IN WITNESS WHEREOF, the Parties have executed, or caused their duly authorized representatives to execute, this Agreement as of the day and year first above written.

“Executive”
/s/ Jennifer Moore
Jennifer Moore

“Company” PRG-SCHULTZ INTERNATIONAL, INC.
By:	/s/ Victor A. Allums

Title:	SVP & General Counsel

EXHIBIT A
Form of Release
RELEASE
     In consideration for the undertakings and promises set forth in that certain Separation Agreement, dated as of October___, 2009 (the “Agreement”), between JENNIFER MOORE (“Executive”) and PRG-SCHULTZ INTERNATIONAL, INC. (“Company”), Executive (on behalf of herself and her heirs, assigns and successors in interest) unconditionally releases, discharges, and holds harmless Company and its affiliates and their respective officers, directors, employees, agents, insurers, assigns and successors in interest (collectively, “Releasees”) from each and every claim, cause of action, right, liability or demand of any kind and nature, and from any claims which may be derived therefrom (collectively “Released Claims”), that Executive had, has, or might claim to have against Releasees at the time Executive executes this Agreement, whether presently known or unknown to Executive, including, without limitation, any and all claims listed below, other than any such claims Executive has or might have under the Agreement:
     (a) arising from Executive’s employment, pay, bonuses, vacation or any other Executive benefits, and other terms and conditions of employment or employment practices of Company;
     (b) arising out of or relating to the termination of Executive’s employment with Company or the surrounding circumstances thereof;
     (c) based on discrimination and/or harassment on the basis of race, color, religion, sex, national origin, handicap, disability, age or any other category protected by law under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Executive Order 11246, the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the Equal Pay Act, the Americans With Disabilities Act, the Rehabilitation Act of 1973, C.O.B.R.A. (as any of these laws may have been amended) or any other similar labor, employment or anti-discrimination law under state, federal or local law;
     (d) based on any contract, tort, whistleblower, personal injury wrongful discharge theory or other common law theory; or
     (e) arising under the Employment Agreement or any other written or oral agreements between Executive and Company, Company’s parent or any of Company’s subsidiaries.
     Executive covenants not to sue or initiate any claims against any of the Releasees on account of any Released Claim or to incite, assist or encourage other persons or entities to bring claims of any nature whatsoever against Company or Releasees. Executive further covenants not

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to accept, recover or receive any monetary damages or any other form of relief which may arise out of or in connection with any administrative remedies which may be filed with or pursued independently by any governmental agency or agencies, whether federal, state or local.
     Executive hereby acknowledges that Executive has no interest in reinstatement, reemployment or employment with Company, and Executive forever waives any interest in or claim of right to any future employment by Company. Executive further covenants not to apply for future employment with Company or otherwise seek or encourage reinstatement.
     By signing this Release, Executive certifies that:
     (a) Executive has carefully read and fully understands the provisions of this Release;
     (b) Executive was advised by Company in writing, via this Release, to consult with an attorney before signing this Release;
     (c) Executive understands that any discussions she may have had with counsel for Company regarding her employment or this Release does not constitute legal advice to her and that she has retained her own independent counsel to render such advice;
     (d) Executive understands that this Agreement FOREVER RELEASES Company and any other Releasee from any legal action arising prior to the date of execution of this Agreement;
     (e) In signing this Agreement, Executive DOES NOT RELY ON AND HAS NOT RELIED ON ANY REPRESENTATION OR STATEMENT (WRITTEN OR ORAL) NOT SPECIFICALLY SET FORTH IN THIS AGREEMENT by Company or any other Releasee, or by any of their agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement or otherwise;
     (f) Company hereby allows Executive no less than twenty-one (21) days from its initial presentation to Executive to consider this Release before signing it, should Executive so desire; and
     (g) Executive agrees to its terms knowingly, voluntarily and without intimidation, coercion or pressure.
     Executive may revoke this Release within seven (7) calendar days after signing it. To be effective, such revocation must be received in writing by the General Counsel of Company at the offices of Company at 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339. Revocation can be made by hand delivery or facsimile before the expiration of this seven (7) day period.

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     IN WITNESS WHEREOF, the undersigned has executed this Release as of the date set forth below.

“Executive”

Jennifer Moore	Date

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